Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Flow Tech Solutions, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated June 25, 2012, with respect to the financial statements of Flow Tech Solutions, Inc., in its registration statement on Form S-1/A relating to the registration of 10,000,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Farmington, UT

November 7, 2012